As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
SECURITIES ACT OF 1933

MENLO THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-3757789
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

520 U.S. Highway 22, Suite 204 Bridgewater, New Jersey (Address of principal executive offices)	08807 (Zip code)

Menlo Therapeutics Inc. 2019 Equity Incentive Plan
 Menlo Therapeutics Inc. 2019 Employee Share Purchase Plan
Foamix Pharmaceuticals Ltd. 2015 Israeli Share Incentive Plan
 Foamix Ltd. 2009 Israeli Share Option Plan
(Full title of the plan)

Mutya Harsch
Chief Legal Officer and General Counsel
Menlo Therapeutics Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807
(Name and address of agent for service)
(800) 755-7936

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrea L. Nicolas
One Manhattan West
New York, New York 10001
 Skadden, Arps, Slate, Meagher & Flom LLP
 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.0001 par value per share	28,492,390 (4)	$2.86	$81,488,235	$10,577.18

(1)	Represents shares of Menlo Therapeutics Inc. (the “Registrant”) subject to issuance in connection with the Agreement and Plan of Merger, as amended, among the Registrant, Giants Merger Subsidiary Ltd. and Foamix Pharmaceuticals Ltd. (“Foamix”), dated as of November 10, 2019 (the “Merger Agreement”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may become issuable under the Menlo Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), the Foamix Pharmaceuticals Ltd. 2015 Israeli Share Incentive Plan (the “2015 Equity Incentive Plan”), the Foamix Ltd. 2009 Israeli Share Option Plan (the “2009 Equity Incentive Plan” and, together with the 2015 Equity Incentive Plan and the 2019 Equity Incentive Plan, the “Equity Incentive Plans”) and the Menlo Therapeutics Inc. 2019 Employee Share Purchase Plan (the “ESPP”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)	Determined on the basis of the average of the high and low sale price of Common Stock as reported on the Nasdaq Global Select Market on March 3, 2020 of $3.01 and $2.709, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(4)	Represents 11,610,113 shares of Common Stock issuable in the future upon the settlement or exercise, as applicable, of time-based restricted stock unit awards and stock options outstanding pursuant to the Equity Incentive Plans (the “Rollover Awards”), which were assumed by the Registrant pursuant to the Merger Agreement. This Registration Statement also relates to the future offer and sale of the 7,511,019 remaining shares (the “EIP Remaining Shares”) available for issuance under the 2019 Equity Incentive Plan and the 9,371,258 remaining shares (the “ESPP Remaining Shares” and, together with the EIP Remaining Shares, the “Remaining Shares”) available for issuance under the ESPP, which were assumed by the Registrant effective as of the consummation of the merger contemplated by the Merger Agreement. The Remaining Shares were previously registered pursuant to the Forms S-8 filed by Foamix on April 18, 2019 (File No. 333-230942)). The Remaining Shares were not subject to outstanding awards at the time of the consummation of the merger contemplated by the Merger Agreement. The number of Remaining Shares was adjusted assuming an exchange ratio of 1.8006 (representing the exchange ratio assuming the maximum number of shares of Common Stock that may become issuable pursuant to the terms of the Merger Agreement and Contingent Stock Rights Agreement), resulting in the registration of 16,882,277 shares of Common Stock under this Registration Statement relating to the Remaining Shares.

EXPLANATORY NOTE

Menlo Therapeutics Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 to register up to 28,492,390 shares of its common stock, par value $0.0001 per share, issuable in connection with the Menlo Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), the Foamix Pharmaceuticals Ltd. 2015 Israeli Share Incentive Plan (the “2015 Equity Incentive Plan), the Foamix Ltd. 2009 Israeli Share Option Plan (the “2009 Equity Incentive Plan” and, together with the 2015 Equity Incentive Plan and the 2019 Equity Incentive Plan, the “Equity Incentive Plans”) and the Menlo Therapeutics Inc. 2019 Employee Share Purchase Plan (the “ESPP” and together with the Equity Incentive Plan, the “Foamix Plans”) under the Securities Act of 1933, as amended (the “Securities Act”).

On November 10, 2019, the Registrant, Foamix Pharmaceuticals Ltd. (“Foamix”), and Giants Merger Subsidiary Ltd., a wholly-owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Foamix, with Foamix surviving as a wholly-owned subsidiary of the Registrant (the “Merger”).

Pursuant to and subject to the terms of the Merger Agreement, the Registrant assumed the Foamix Plans effective as of the consummation of the Merger, including (i) certain time-based restricted stock unit awards and stock options outstanding pursuant to the Equity Incentive Plans (the “Rollover Awards”), which are payable in shares of the Registrant’s common stock subject to the terms and conditions of the underlying award agreements, and (ii) the remaining shares available for issuance under the 2019 Equity Incentive Plan and the ESPP (the “Remaining Shares”). The aggregate number of the Registrant’s common stock subject to the Rollover Awards under the Equity Incentive Plans is 11,610,113 shares and the aggregate number of the Remaining Shares under the 2019 Equity Incentive Plan and the ESPP is 7,511,019 shares and 9,371,258 shares, respectively. The foregoing amounts have been adjusted assuming an exchange ratio of 1.8006 (representing the maximum number of shares of Common Stock that may become issuable pursuant to the terms of the Merger Agreement and Contingent Stock Rights Agreement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the eligible employees, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant and Foamix, respectively, have previously filed with the Commission, are hereby incorporated by reference into this registration statement (except for the portions thereof “furnished” but not “filed” or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this registration statement).

Registrant

(1)	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 3, 2020;

(2)	Current Reports on Form 8-K filed with the Commission on January 15, 2020, January 28, 2020 and February 6, 2020; and

(3)	The description of common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on January 19, 2018.

Foamix

(1)	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the Commission on May 7, 2019, August 7, 2019 and November 12, 2019, respectively; and

(3)	Current Reports on Form 8-K filed with the Commission on January 3, 2019, January 24, 2019, March 7, 2019, April 11, 2019, July 30, 2019, August 5, 2019, August 19, 2019, September 4, 2019, October 17, 2019, October 18, 2019, October 23, 2019, November 7, 2019, November 12, 2019 (two filings), December 4, 2019, December 16, 2019, December 18, 2019, January 9, 2020 and February 6, 2020.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides for the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and bylaws limit or eliminate the personal liability of each of the Registrant’s directors for a breach of his or her fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (1) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (3) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or (4) any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorize the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that: (1) the Registrant shall indemnify its directors and officers, and may indemnify its employees or agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; (2) the Registrant shall advance expenses to its directors and officers, and may advance expenses to its employees and agents in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and (3) the rights provided in the Registrant’s amended and restated bylaws are not exclusive.

The Registrant’s amended and restated certificate of incorporation, attached as Exhibit 3.1 hereto, and the Registrant’s amended and restated bylaws, attached as Exhibit 3.2 hereto, provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from unlawful conduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of its officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on the 9th day of March, 2020.

By:	/s/ David Domzalski
David Domzalski
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mutya Harsch and David Domzalski, jointly and severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date
/s/ David Domzalski
David Domzalski	Chief Executive Officer and Director	March 9, 2020
/s/ Ilan Hadar
Ilan Hadar	Chief Financial Officer and Country Manager	March 9, 2020
/s/ Steven Basta
Steven Basta	Director	March 9, 2020
/s/ Sharon Barbari
Sharon Barbari	Director	March 9, 2020
/s/ Rex Bright
Rex Bright	Director	March 9, 2020
/s/ Anthony Bruno
Anthony Bruno	Director	March 9, 2020
/s/ Stanley Hirsch
Stanley Hirsch	Director	March 9, 2020
/s/ Elisabeth Sandoval
Elisabeth Sandoval	Director	March 9, 2020

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed January 29, 2018).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed January 29, 2018).
3.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1/A (File No. 333-222324) filed January 12, 2018).
4.1	2019 Equity Incentive Plan (incorporated by reference to Appendix A to Foamix Pharmaceuticals Ltd.’s Proxy Statement on Form DEF 14A filed on March 11, 2019).
4.2	2019 Employee Share Purchase Plan (incorporated by reference to Appendix B to Foamix Pharmaceuticals Ltd.’s Proxy Statement on Form DEF 14A filed on March 11, 2019).
4.3	2015 Israeli Share Incentive Plan (incorporated by reference to Exhibit 10.2 of Foamix Pharmaceuticals Ltd.’s Registration Statement on Form F-3 filed on October 21, 2015).
4.4	2009 Israeli Share Option Plan (incorporated by reference to Exhibit 10.1 of Foamix Pharmaceuticals Ltd.’s Registration Statement on Form F-1/A filed on September 3, 2014).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of, Mayer Hoffman McCann P.C., independent registered public accounting firm of Menlo Therapeutics Inc.
23.2	Consent of, Kesselman & Kesselman, independent registered public accounting firm of Foamix Pharmaceuticals Ltd.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).